EXHIBIT 21

SUBSIDIARIES OF

Subsidiary	State of Organization

United Community Bank	Georgia
Carolina Community Bank	North Carolina
Peoples Bank of Fannin County	Georgia
Towns County Bank	Georgia
White County Bank	Georgia
First Clayton Bank & Trust	Georgia
North Point Bank	Georgia
Independent Bank & Trust	Georgia